EXHIBIT 99.1

FOLLOWILL ELECTED DIRECTOR OF ENTERPRISE’S GENERAL PARTNER

Houston, Texas (December 29, 2022) – Enterprise Products Partners L.P. (“Enterprise” NYSE: EPD) today announced that Rebecca G. “Becca” Followill has been elected as a director on the board of Enterprise’s general partner, Enterprise Products Holdings LLC, effective January 1, 2023. Mrs. Followill has also been appointed to serve on the board’s Audit and Conflicts Committee.

Mrs. Followill, a petroleum engineer, has thirty-eight years of energy industry experience, including twenty-five years providing analysis and assessing the valuations and competitiveness of public and private companies as a securities analyst. She recently retired from U.S. Capital Advisors as a Senior Managing Director. Prior to U.S. Capital Advisors, Mrs. Followill served in senior roles at Tudor, Pickering, Holt, & Co., Howard Weil, Inc. and Merrill Lynch. She began her career as a reservoir engineer for Tenneco Oil Company. Mrs. Followill serves on the board of the Texas A&M Petroleum Ventures Program. She was also named to Hart Energy’s list of 25 Influential Women of Energy.

“We are pleased to add Becca to our board,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “Her knowledge of the energy industry spans from the wellhead to the burner tip, consistent with the breadth of our integrated midstream system. She will provide additional insights to the equity capital markets, which will be complementary to our board.”

Enterprise also announced that Richard S. Snell has been appointed to serve as an advisory director. Mr. Snell previously served as a director on the board of Enterprise’s general partner and a member of its Audit and Conflicts Committee since 2011.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals and related services; and a marine transportation business that operates on key United States inland and intracoastal waterway systems. The partnership’s assets include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Please visit www.enterpriseproducts.com for more information.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745 Rick Rainey, Media Relations (713) 381-3635

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